Exhibit 21.01

                           SUBSIDIARIES OF REGISTRANT


NAME                                        STATE OF INCORPORATION
----                                        ----------------------

Diva Acquisition Corp.                      Delaware
Steven Madden Retail, Inc.                  Delaware
Adesso-Madden, Inc.                         Delaware
Shoe Biz, Inc.                              Delaware